Exhibit 99.6

Fox Business/KushCo Interview        03/31/2021

C: New York Governor, Andrew Cuomo by the way, signing legislation to legalize adult use of cannabis. Also expunging prior marijuana convictions. Now more and more states obviously making weed legal, but how long before the federal government does it? Everyone says that’s the ultimate barrier. I’m going to bring in Kushco Holdings the CEO Nick Kovacevich. Nick alright, one more step closer you got a huge state, everyone though says that the moon shot in your industry comes when it's legalized on a federal level. How close is that, are we to that?

N: Well, we certainly got the tailwinds behind us, it feels like it's going to happen, we don't know when but at this point it feels inevitable and New York is a huge tipping point. It's a gigantic state from a population standpoint, that's also the financial capital of the world. So this is big business now, we're talking about creating a lot of jobs and of course companies are ready to list on the exchanges in New York as soon as they’ll have them.

C: Now there's a report out I just saw it yesterday, saying that marijuana is almost as addictive as opioids for teen users. You know that was one of the fears when this thing began to really blow up a little bit. How, What should the industry do or say about those kind of reports?

N: Well I think the industry is taking a great position to age gate cannabis right? You can't even go into a store unless you have an ID showing you're 21 or older, so I think that's very important. We're seeing data in states that have legalized, that teen use is actually down. Now in states that have yet to legalize of course teens are buying on the street where they don't check ID, so that needs to, that needs to be changed but I think if we do the regulation right, we should see a positive input into the overall teen use statistics.

C: A big day for Kushco right? Your company being acquired by Greenlane Holdings. Greenlane is exploding on this news, up more than 20%, obviously the street loves it. Why is everyone so excited about the deal?

N: Well it's a big merger. Two big companies coming together and keep in mind we're ancillary companies. So we don't touch the plant, and that allows Greenlane to list on NASDAQ under the symbol GNLN and and now with the merger Kushco will be ultimately listed on NASDAQ as well as soon as the merger closes. So people are super excited and if you're looking for a way to play the cannabis space, now there's a lot of great plant touching companies but as of today, because cannabis is still federally illegal they're not allowed to list on NASDAQ or NYSE. So that's why you're seeing so much momentum in the market around some of these ancillary companies and there's very few large companies and we believe this merger really puts us at the top as one of the largest ancillary companies servicing the global legal cannabis industry.

Exhibit 99.6

C: Nick, congratulations, always appreciate you on this show. We always learn something. You know what that teen thing, your answer, was perfect. You should take it to the administration, maybe that will speed up federal approval. We'll talk to you again real soon.